Exhibit 99.1
Financial Information
Nautilus Biotechnology, Inc.
Unaudited Condensed Financial Statements
As of March 31, 2021 and December 31, 2020 and for the Three Months Ended March 31, 2021 and 2020

Nautilus Biotechnology, Inc. Index

Page(s)

Nautilus Biotechnology, Inc. Unaudited Condensed Financial Statements

Condensed Balance Sheets as of March 31, 2021 and December 31, 2020 (unaudited)	F-3

Condensed Statements of Operations for the Three Months Ended March 31, 2021 and 2020 (unaudited)	F-4

Condensed Statements of Comprehensive Loss for the Three Months Ended March 31, 2021 and 2020 (unaudited)	F-5

Condensed Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the Three Months Ended March 31, 2021 and 2020 (unaudited)	F-6

Condensed Statements of Cash Flows for the Three Months Ended March 31, 2021 and 2020 (unaudited)	F-7

Notes to Condensed Financial Statements (unaudited)	F-8

Nautilus Biotechnology, Inc. Condensed Balance Sheets As of March 31, 2021 and December 31, 2020 (Unaudited)

(in thousands, except share and per share amounts)	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$51,803	$36,607
Short-term investments	16,034	40,135
Prepaid expenses and other current assets	1,293	917
Total current assets	69,130	77,659
Property and equipment, net	1,714	1,371
Operating lease right-of-use assets	4,429	4,842
Other long term assets	4,129	1,139
Total assets	$79,402	$85,011
Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,120	$470
Accrued expenses and other liabilities	1,130	1,069
Current portion of operating lease liability	1,670	1,479
Total current liabilities	4,920	3,018
Operating lease liability, net of current portion	2,859	3,296
Total liabilities	7,779	6,314
Commitments and contingencies (Note 9)

Redeemable convertible preferred stock:
Series Seed redeemable convertible preferred stock - par value $0.0001, 3,631,354 shares authorized, issued and outstanding as of March 31, 2021 and December 31, 2020 (liquidation preference of $7,263 as of March 31, 2021 and December 31, 2020)	5,494	5,494
Series A redeemable convertible preferred stock - par value $0.0001, 4,640,604 shares authorized, issued and outstanding as of March 31, 2021 and December 31, 2020 (liquidation preference of $27,200 as of March 31, 2021 and December 31, 2020)	27,067	27,067
Series B redeemable convertible preferred stock - par value $0.0001, 6,209,233 shares authorized as of March 31, 2021 and December 31, 2020, 6,109,232 shares issued and outstanding as of March 31, 2021 and December 31, 2020, (liquidation preference of $76,070 as of March 31, 2021 and December 31, 2020)	75,857	75,857

Stockholders’ deficit:
Common stock, $0.0001 par value, 27,196,999 shares authorized as of March 31, 2021 and December 31, 2020; 9,114,904 shares issued and outstanding as of March 31, 2021 and December 31, 2020	1	1
Additional paid-in capital	1,936	600
Accumulated other comprehensive income	2	3
Accumulated deficit	(38,734)	(30,325)
Total stockholders’ deficit	(36,795)	(29,721)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$79,402	$85,011
The accompanying notes are an integral part of these condensed financial statements.

Nautilus Biotechnology, Inc. Condensed Statements of Operations Three Months Ended March 31, 2021 and 2020 (Unaudited)

	Three Months Ended March 31,
(in thousands, except share and per share amounts)	2021	2020
Operating expenses
Research and development	$4,835	$2,470
General and administrative	3,582	527
Total operating expenses	8,417	2,997
Other income (expense), net	8	63
Net loss	$(8,409)	$(2,934)
Net loss per share attributable to common stockholders, basic and diluted	$(0.92)	$(0.40)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	9,095,711	7,292,773
The accompanying notes are an integral part of these condensed financial statements.

Nautilus Biotechnology, Inc. Condensed Statements of Comprehensive Loss Three Months Ended March 31, 2021 and 2020 (Unaudited)

	Three Months Ended March 31,
(in thousands)	2021	2020
Net loss	$(8,409)	$(2,934)
Other comprehensive (loss) income:
Unrealized (loss) gain on securities available-for-sale	(1)	34
Total other comprehensive (loss) income	(1)	34
Comprehensive loss	$(8,410)	$(2,900)
The accompanying notes are an integral part of these condensed financial statements.

Nautilus Biotechnology, Inc. Condensed Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit Three Months Ended March 31, 2021 and 2020 (Unaudited)

Three Months Ended March 31, 2021	Redeemable Convertible Preferred Stock								Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Deficit
	Series Seed		Series A		Series B		Common Stock
(in thousands, except share amounts)	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances at December 31, 2020	3,631,354	$5,494	4,640,604	$27,067	6,109,232	$75,857	9,114,904	$1	$600	$3	$(30,325)	$(29,721)
Stock-based compensation expense	—	—	—	—	—	—	—	—	1,336	—	—	1,336
Other comprehensive loss	—	—	—	—	—	—	—	—	—	(1)	—	(1)
Net loss	—	—	—	—	—	—	—	—	—	—	(8,409)	(8,409)
Balances at March 31, 2021	3,631,354	$5,494	4,640,604	$27,067	6,109,232	$75,857	9,114,904	$1	$1,936	$2	$(38,734)	$(36,795)

Three Months Ended March 31, 2020	Redeemable Convertible Preferred Stock								Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Deficit
	Series Seed		Series A		Series B		Common Stock
(in thousands, except share amounts)	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances at December 31, 2019	3,631,354	$5,494	4,640,604	$27,067	—	$—	9,077,062	$1	$189	$7	$(14,706)	$(14,509)
Stock-based compensation expense	—	—	—	—	—	—	—	—	19	—	—	19
Other comprehensive income	—	—	—	—	—	—	—	—	—	34	—	34
Net loss	—	—	—	—	—	—	—	—	—	—	(2,934)	(2,934)
Balances at March 31, 2020	3,631,354	$5,494	4,640,604	$27,067	—	$—	9,077,062	$1	$208	$41	$(17,640)	$(17,390)
The accompanying notes are an integral part of these condensed financial statements.

Nautilus Biotechnology, Inc. Condensed Statements of Cash Flows Three Months Ended March 31, 2021 and 2020 (Unaudited)

	Three Months Ended March 31,
(in thousands)	2021	2020
Cash flows from operating activities
Net loss	$(8,409)	$(2,934)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	214	158
Stock-based compensation	1,336	19
Amortization of premiums and gain on sale of investments, net	115	52
Amortization of operating lease right-of-use assets	413	447
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(391)	(75)
Accounts payable	724	(41)
Accrued expenses and other liabilities	(9)	189
Operating lease liability	(246)	(436)
Net cash used in operating activities	(6,253)	(2,621)
Cash flows from investing activities
Proceeds from sale and maturities of securities	24,000	8,001
Purchases of property and equipment	(482)	(115)
Net cash provided by investing activities	23,518	7,886
Cash flows from financing activities
Payments of deferred offering costs	(2,069)	—
Net cash used in financing activities	(2,069)	—
Net increase in cash, cash equivalents and restricted cash	15,196	5,265

Cash, cash equivalents and restricted cash at beginning of period	37,219	595
Cash, cash equivalents and restricted cash at end of period	$52,415	$5,860

Supplemental disclosure of other cash flow information:
Deferred offering costs in accounts payable and accrued expenses and other liabilities	$1,133	$—

Supplementary cash flow information on non-cash investing activities
Acquisitions of property and equipment included in accounts payable	$142	$14

The accompanying notes are an integral part of these condensed financial statements.

Nautilus Biotechnology, Inc. Notes to Condensed Financial Statements (Unaudited)

1.Description of Business and Basis of Presentation
Nautilus Biotechnology, Inc. (the “Company”) is a biotechnology company incorporated in 2016 and based in Seattle, Washington with laboratory operations in San Carlos, California. Since the Company’s incorporation in 2016, the Company has devoted substantially all of its resources to research and development activities, including with respect to its proteomics platform, business planning, establishing and maintaining its intellectual property portfolio, hiring personnel, raising capital and providing general and administrative support for these operations.
The Company is subject to risks similar to those of other pre-clinical stage companies in the biopharmaceutical industry, including dependence on key individuals, the need to develop commercially viable products, competition from other companies, many of whom are larger and better capitalized, the impact of the COVID-19 pandemic and the need to obtain adequate additional financing to fund the development of its products. There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s intellectual property will be maintained, that any products developed will obtain required regulatory approval or that any approved products will be commercially viable. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will generate significant revenue from the sale of its products.
On February 7, 2021, the Company executed a definitive business combination (the “Business Combination”) agreement with ARYA Sciences Acquisition Corp. III (“ARYA”). As a result of the Business Combination, ARYA will be renamed to Nautilus Biotechnology, Inc. (“New Nautilus”), and the Company will become a wholly owned subsidiary of New Nautilus. Upon the completion of the Business Combination, the stockholders of the Company will exchange their interests in the Company for shares of common stock of New Nautilus and awards issued under the Company’s existing equity incentive plans will be exchanged for comparable options to purchase shares of common stock of New Nautilus. In addition, immediately after the completion of the Business Combination, certain investors have agreed to subscribe for the purchase of an aggregate of $200 million of common stock of New Nautilus (“PIPE Investors”).
On June 9, 2021 (the “Closing Date”), the Company consummated the Business Combination with ARYA. ARYA was renamed to Nautilus Biotechnology, Inc. and the Company became a wholly owned subsidiary of New Nautilus. In addition, concurrently with the Closing Date and pursuant to the subscription agreement, PIPE Investors purchased an aggregate of 20,000,000 shares of New Nautilus Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $200 million and the Company received gross proceeds of approximately $145 million from the Business Combination.
Basis of Presentation
The condensed financial statements and accompanying notes are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and regulations of the U.S. Securities and Exchange Commission for interim financial reporting. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these condensed financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2020 and the related notes which provide a more complete discussion of the Company’s accounting policies and certain other information. The information as of December 31, 2020 included on the condensed balance sheets was derived from the Company’s audited financial statements. The condensed financial statements were prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments necessary for a fair statement of the Company’s financial position as of March 31, 2021 and the results of operations and cash flows for the three months ended March 31, 2021 and 2020. The results of operations for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021. The Company’s reporting currency is the U.S. dollar.
Going Concern
The Company’s condensed financial statements have been prepared on the basis of continuity of operations, the realization of assets, and the satisfaction of liabilities in the ordinary course of business. Since inception, the

Nautilus Biotechnology, Inc. Notes to Condensed Financial Statements—(Continued) (Unaudited)
Company has been engaged in developing its technology, raising capital, and recruiting personnel. The Company’s operating plan may change as a result of many factors currently unknown and there can be no assurance that the current operating plan will be achieved in the time frame anticipated by the Company, and it may need to seek additional funds sooner than planned. If adequate funds are not available to the Company on a timely basis, it may be required to delay, limit, reduce, or terminate certain commercial efforts, or pursue merger or acquisition strategies, all of which could adversely affect the holdings or the rights of the Company’s stockholders. The Company has incurred net operating losses and negative cash flows from operations in every year since inception and expects this to continue for the foreseeable future. As of March 31, 2021, the Company had an accumulated deficit of $38.7 million.
The Company has funded its operations primarily with proceeds from the issuance of redeemable convertible preferred stock and common stock. The Company had cash, cash equivalents, and short-term investments of $67.8 million as of March 31, 2021. In June 2021, the Company received gross proceeds of approximately $345 million from PIPE Investors and the Business Combination, offset by approximately $20 million of transaction costs and underwriters’ fees relating to the closing of the Business Combination. As of the date on which these condensed financial statements were available to be issued, the Company believes that its cash, cash equivalents, and short-term investments will be sufficient to fund its operations for the next twelve months following the issuance of the condensed financial statements. The Company’s assessment of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement and involves risks and uncertainties. The Company’s actual results could vary as a result of, and its near and long-term future capital requirements will depend on many factors, including its growth rate and the timing and extent of spending to support its research and development efforts. The Company has based its estimates on assumptions that may prove to be wrong, and it could use its available capital resources sooner than it currently expects. The Company may be required to seek additional equity or debt financing. Future liquidity and cash requirements will depend on numerous factors. In the event that additional financing is required from outside sources, the Company may not be able to raise in on acceptable terms or at all. If the Company is unable to raise additional capital when desired, or if it cannot expand its operations or otherwise capitalize on its business opportunities because it lacks sufficient capital, its business, operating results, and financial condition would be adversely affected.
Impact of the COVID-19 Coronavirus
In December 2019, COVID-19 was first reported to the World Health Organization (“WHO”), and in January 2020, the WHO declared the outbreak to be a public health emergency. In March 2020, the WHO characterized COVID-19 as a pandemic. Since then, the COVID-19 pandemic and efforts to control its spread have significantly curtailed the movement of people, goods, and services worldwide. As a result, the Company has taken certain measures in response to COVID-19.
While the duration and extent of the COVID-19 pandemic depends on future developments that cannot accurately predicted at this time, such as the extent and effectiveness of containment and mitigation actions, it has already had an adverse effect on the global economy, and the ultimate societal and economic impact of the COVID-19 pandemic remains unknown. Additionally, concerns over the economic impact of COVID-19 have caused extreme volatility in financial and other capital markets, which may adversely affect the Company’s ability to access capital markets in the future. Furthermore, the impact of the COVID-19 pandemic could adversely impact the Company’s cash flows and operations and delay clinical trial activity.
While the Company has developed and continues to develop plans to help mitigate the potential negative impact of COVID-19, these efforts may not be effective, and any protracted economic downturn will likely limit the effectiveness of its efforts. Accordingly, it is not possible for the Company to predict the duration and ultimate extent to which this will affect its business, future results of operations, and financial condition at this time.
2.Significant Accounting Policies
Use of Estimates
The preparation of the condensed financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of

Nautilus Biotechnology, Inc. Notes to Condensed Financial Statements—(Continued) (Unaudited)
contingent assets and liabilities as of the date of the condensed financial statements, and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include determining the estimated lives of property and equipment, stock-based compensation including the estimated fair value per share of common stock, and the valuation allowance for deferred tax assets. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods. As future events and their effects cannot be determined with precision, actual results could materially differ from those estimates and assumptions.
Concentrations of Credit Risk and Other Risks and Uncertainties
Credit risk represents the accounting loss that would be recognized as of the reporting date if counterparties failed completely to perform as contracted.
Financial instruments, which potentially subject the Company to concentration of credit risk, consist of cash balances maintained in excess of federal depository insurance limits and investments in U.S. Treasury securities that are not federally insured. The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk on cash or investments. The Company relies, and expects to continue to rely, on a small number of vendors to provide services, supplies and materials related to its research and development programs. These programs could be adversely affected by a significant interruption in these services or the availability of materials.
Segment Reporting
Operating segments are defined as components of an entity where discrete financial information is evaluated regularly by the chief operating decision market (“CODM”) in deciding how to allocate resources and in assessing performance. The Company’s Chief Executive Officer is its CODM. The Company’s CODM reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources and evaluating financial performance. As such, the Company has determined that it operates in one operating and one reportable segment. The Company’s long-lived assets are entirely based in the United States.
Cash and Cash Equivalents
The Company considers all highly-liquid investments with an original maturity of three months or less as of the date of acquisition to be cash equivalents.
Short-term Investments
The Company considers investments with an original maturity greater than three months and remaining maturities less than one year to be short-term investments. The Company’s short-term investments consist of debt securities and are classified as available for sale and reported at fair value, with unrealized gains and losses recorded in accumulated other comprehensive income (loss). For short-term investments sold prior to maturity, the cost of investments sold is based on the specific identification method. Realized gains and losses on the sale of short-term investments are recorded in other income (expense), net in the condensed statement of operations.
Other-than-temporary Impairment
The Company evaluates its short-term investments with unrealized losses for other-than-temporary impairment. When assessing short-term investments for other-than-temporary declines in value, the Company considers factors such as, among other things, the extent and length of time the investment’s fair value has been lower than its cost basis, the financial condition and near-term prospects of the investment, the Company’s ability and intent to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value, and the expected cash flows from the security. If any adjustments to fair value reflects a decline in the value of the investment that the

Nautilus Biotechnology, Inc. Notes to Condensed Financial Statements—(Continued) (Unaudited)
Company considers to be “other than temporary,” the Company reduces the investment to fair value through a charge to the condensed statement of operations and condensed statement of comprehensive loss. No such adjustments were necessary during the periods presented.
Offering Costs
Specific incremental costs (i.e. consisting of legal, accounting and other fees and costs) directly attributable to a proposed or actual offering of securities are deferred and charged against the gross proceeds of the offering. In the event of a significant delay or cancellation of a planned offering of securities, all of the costs are expensed. Offering costs capitalized as of March 31, 2021 and December 31, 2020 were $3.2 million and $0.2 million, respectively, and is included within Other long term assets on the Company’s condensed balance sheets.
Leases
The Company determines if an arrangement includes a lease at inception by assessing whether there is an identified asset and whether the contract conveys the right to control the use of the identified asset for a period of time in exchange for consideration. Operating leases with a term of more than one year are included in operating lease right-of-use ("ROU") assets and operating lease liabilities on the Company's condensed balance sheets. ROU assets represent the Company's right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments. Operating lease ROU assets and liabilities are recognized on the lease commencement date based on the present value of the future minimum lease payments over the lease term. The Company uses the incremental borrowing rate commensurate with the lease term based on the information available at the lease commencement date in determining the present value of the lease payments as the Company's leases generally do not provide an implicit rate. ROU assets initially equal the lease liability, adjusted for any prepaid lease payments and initial direct costs incurred, less any lease incentives received. Certain of the Company's leases include renewal options which allow the Company to, at its election, renew or extend the lease for a fixed or indefinite period of time. These renewal periods are included in the lease terms when the Company is reasonably certain the options will be exercised. Lease expense is recognized on a straight-line basis over the lease term when leases are operating leases. If finance lease, expense is recognized over the lease term within interest expense and amortization in the Company’s condensed statements of operations. The Company also has lease arrangements with lease and non-lease components. The Company elected the practical expedient not to separate non-lease components from lease components for the Company's facility leases and to account for the lease and non-lease components as a single lease component. The Company also elected to apply the short-term lease measurement and recognition exemption in which ROU assets and lease liabilities are not recognized for leases with terms of 12 months or less.
Comprehensive Loss
Comprehensive loss consists of net loss and other gains or losses affecting stockholders’ deficit that, under U.S. GAAP are excluded from net loss. For the three months ended March 31, 2021 and December 31, 2020, unrealized gains and losses on debt securities were included as components of comprehensive loss.
Accounting Pronouncements
The Company is provided the option to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as non-public business entities, including early adoption when permissible. With the exception of standards the Company elected to early adopt, when permissible, the Company has elected to adopt new or revised accounting guidance within the same time period as non-public business entities, as indicated below.
Recently Adopted Accounting Standards
In August 2018, the FASB issued ASU No. 2018-15, “Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement,” to help entities evaluate the accounting for fees paid by a customer in a cloud computing arrangement (hosting arrangement) by providing guidance for determining when the arrangement includes a software license. The ASU will become

Nautilus Biotechnology, Inc. Notes to Condensed Financial Statements—(Continued) (Unaudited)
effective for annual periods beginning after December 15, 2020. The Company adopted this guidance effective January 1, 2021 using prospective method, which did not have a material impact on the Company’s condensed financial statements.
Recently Issued Accounting Pronouncements Not Yet Adopted
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments- Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”, which amends existing guidance on the impairment of financial assets and adds an impairment model that is based on expected losses rather than incurred losses and requires an entity to recognize as an allowance its estimate of expected credit losses for its financial assets. An entity will apply this guidance through a cumulative-effect adjustment to retained earnings upon adoption (a modified-retrospective approach) while a prospective transition approach is required for debt securities for which an other-than-temporary impairment had been recognized before the effective date. For SEC filers that are eligible to be smaller reporting companies and non-public entities, this ASU is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. Early adoption is permitted. The Company is in the process of evaluating the impact of the adoption of this ASU on its condensed financial statements and related disclosures and does not anticipate adoption to have a material impact on its condensed financial statements.
In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”, which enhances and simplifies various aspects of the income tax accounting guidance, including requirements such as the elimination of exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, the recognition of deferred tax liabilities for outside basis differences, ownership changes in investments, and tax basis step-up in goodwill obtained in a transaction that is not a business combination. The guidance will be effective for the Company’s annual reporting periods beginning after December 15, 2021. Early adoption is permitted. The Company is in the process of evaluating the impact of the adoption of this ASU on its condensed financial statements and related disclosures and does not anticipate adoption to have a material impact on its condensed financial statements.
In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848).” The amendments in ASU 2020-04 provide optional expedients and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this ASU are effective for all entities as of March 12, 2020 through December 31, 2022. An entity may elect to apply the amendments for contract modifications by Topic or Industry Subtopic as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from the date that the financial statements are available to be issued. Once elected for a Topic or an Industry Subtopic, the amendments must be applied prospectively for all eligible contract modifications for that Topic or Industry Subtopic. The Company is in the process of evaluating the impact of the adoption of this ASU on its condensed financial statements and related disclosures and does not anticipate adoption to have a material impact on its condensed financial statements.
3.Fair Value Measurements
The following table details the assets carried at fair value and measured on a recurring basis within the three levels of fair value as of March 31, 2021 and December 31, 2020:

(in thousands)		Gross Unrealized			Reported as:
March 31, 2021	Amortized Cost	Gains	Losses	Fair Value	Cash and cash equivalents	Short-term investments
Level 1
Mutual funds	$51,803	$—	$—	$51,803	$51,803	$—
U.S. treasury bills	16,032	2	—	16,034	—	16,034
Total	$67,835	$2	$—	$67,837	$51,803	$16,034

Nautilus Biotechnology, Inc. Notes to Condensed Financial Statements—(Continued) (Unaudited)

(in thousands)		Gross Unrealized			Reported as:
December 31, 2020	Amortized Cost	Gains	Losses	Fair Value	Cash and cash equivalents	Short-term investments
Level 1
Mutual funds	$36,607	$—	$—	$36,607	$36,607	$—
U.S. treasury bills	40,132	4	(1)	40,135	—	40,135
Total	$76,739	$4	$(1)	$76,742	$36,607	$40,135
All contractual maturities at the date of purchase are due in one year or less.
4.Composition of Certain Condensed Financial Statement Line Items
Property and Equipment, Net
Property and equipment consisted of the following:

(in thousands)	March 31, 2021	December 31, 2020
Laboratory equipment	$2,711	$2,256
Leasehold improvements	169	169
Furniture, fixtures and office equipment	126	126
Computer hardware	114	105
	3,120	2,656
Less: Accumulated depreciation	(1,499)	(1,285)
Total	1,621	1,371
Construction in progress	93	—
Property and equipment, net	$1,714	$1,371
The Company recorded $0.2 million of depreciation expense for the three months ended March 31, 2021 and 2020, which was primarily allocated to research and development expense.

Nautilus Biotechnology, Inc. Notes to Condensed Financial Statements—(Continued) (Unaudited)
Other Long Term Assets
Other long term assets consisted of the following:

(in thousands)	March 31, 2021	December 31, 2020
Deferred offering costs	$3,202	$212
Restricted cash	612	612
Deposits	315	315
Total	$4,129	$1,139
Accrued Expenses and Other Liabilities
Accrued expenses and other liabilities consisted of the following:

(in thousands)	March 31, 2021	December 31, 2020
Accrued professional and consulting fees	$469	$452
Employee compensation	459	484
Use tax	74	49
Other	128	84
Total	$1,130	$1,069
Cash, Cash Equivalents and Restricted Cash
Cash, cash equivalents and restricted cash consisted of the following:

(in thousands)	March 31, 2021	December 31, 2020
Cash and cash equivalents	$51,803	$36,607
Restricted cash included in other long term assets	612	612
Total	$52,415	$37,219
5.Redeemable Convertible Preferred Stock

(in thousands, except share and per share information)
	March 31, 2021 and December 31, 2020
	Shares		Original Issue Price per Share	Liquidation Preference	Carrying Value
	Authorized	Outstanding
Series Seed	3,631,354	3,631,354	$2.00	$7,263	$5,494
Series A	4,640,604	4,640,604	$5.86	27,200	27,067
Series B	6,209,233	6,109,232	$12.45	76,070	75,857
	14,481,191	14,381,190		$110,533	$108,418
Series Seed Redeemable Convertible Preferred Stock
In 2017, the Company completed a private placement authorizing the issuance and sale of 3,631,354 shares of Series Seed redeemable convertible preferred stock. Of the shares authorized, 2,500,000 shares were issued at $2.00 per share and 1,131,354 shares were issued in exchange for the surrender of a convertible promissory note plus interest, in the amount of $0.5 million.

Nautilus Biotechnology, Inc. Notes to Condensed Financial Statements—(Continued) (Unaudited)
Series A Redeemable Convertible Preferred Stock
In 2018, the Company completed a private placement authorizing the issuance and sale of 4,640,608 shares of Series A redeemable convertible preferred stock. Of the shares authorized, 4,640,604 were issued at $5.86 per share, net of issuance costs of $0.1 million.
Series B Redeemable Convertible Preferred Stock
In April 2020, the Company increased the total number of authorized shares of preferred stock to issue 5,722,489 shares of Series B redeemable convertible preferred stock. In May 2020, the Company increased the number of shares of Series B redeemable convertible preferred stock authorized for issuance to a total of 6,209,233 shares.
In April and May 2020, the Company completed private placements of 6,109,232 shares of Series B redeemable convertible preferred stock which were issued at $12.45 per share for total proceeds of $76.1 million, net of issuance costs of $0.2 million.
Dividends
The holders of Series Seed redeemable convertible preferred stock, Series A redeemable convertible preferred stock and Series B redeemable convertible preferred stock are entitled to receive noncumulative dividends in an amount equal to $0.12 per share, $0.35 per share and $0.75 per share, respectively, payable annually when, as and if, declared by the Board of Directors. Seniority with respect to the payment of dividends shall be Series B redeemable convertible preferred stock, Series A redeemable convertible preferred stock, Series Seed redeemable convertible preferred stock, and common stock. Payment of any dividends to the holders of redeemable convertible preferred stock shall be on a pro rata, pari passu basis in proportion to the dividend rates for Series Seed redeemable convertible preferred stock, Series A redeemable convertible preferred stock and Series B redeemable convertible preferred stock. As of March 31, 2021, no dividends have been declared or paid by the Company.
Conversion
Each share of redeemable convertible preferred stock is convertible, at the option of the holder, into the number of fully-paid and non-assessable shares of common stock that result from dividing the applicable original issue price per share by the applicable conversion price per share at the time of conversion, as adjusted for recapitalizations. If, after the issuance date of the Series B redeemable convertible preferred stock, the Company issues or sells, or is deemed to have sold, additional shares of common stock without consideration or for consideration per share less than the conversion price for a particular series of preferred stock in effect immediately prior to the issuance of such additional shares of common stock, except for certain exceptions allowed, the conversion price of the redeemable convertible preferred stock would be adjusted. As of March 31, 2021, each series of the Company’s redeemable convertible preferred stock was convertible into the Company’s shares of common stock on a one-for-one basis.
Each share of redeemable convertible preferred stock is convertible into common stock automatically immediately upon the earlier of (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”) covering the offer and sale of the Company’s common stock, provided that the aggregate gross proceeds before payment of underwriters’ commissions and expenses to the Company are not less than $50.0 million or (ii) upon the receipt by the Company of a written request for such conversion from the holders of a majority of the redeemable convertible preferred stock then outstanding voting as a single class and on an as-converted basis, or, if later, the effective date for conversion specified in such requests, provided, however, that solely with respect to (ii), the consent of the holders of at least a majority of the outstanding shares of Series B redeemable convertible preferred stock shall be required to convert the Series B redeemable convertible preferred stock in connection with any financing transaction in which the pre-money valuation of the Company is less than $1,000,000,000 or in connection with a Liquidation Event in which the gross proceeds (including the maximum amount of any additional consideration in such Liquidation Event) available for distribution to the holders of the Company’s equity securities are less than $1,000,000,000.

Nautilus Biotechnology, Inc. Notes to Condensed Financial Statements—(Continued) (Unaudited)
Liquidation Event
In the event of any Liquidation Event (as defined below), before any payment shall be made to common stockholders, redeemable convertible preferred stockholders shall be paid, on an amount per share for each share of redeemable convertible preferred stock held by the them equal to the sum of (i) the liquidation rate of $2.00 per share for Series Seed redeemable convertible preferred stock, $5.86 per share for Series A redeemable convertible preferred stock and $12.45 per share for Series B redeemable convertible preferred stock, and (ii) all declared but unpaid dividends (if any) on such shares of redeemable convertible preferred stock, or such lesser amount as may be approved by the holders of a majority of the redeemable convertible preferred stock then outstanding voting as a single class and on an as-converted basis.
A Liquidation Event is (i) the acquisition of the Company by another entity by means, (ii) a sale, lease transfer, exclusive license or other disposition of substantially all of the assets of the Company, or (iii) any liquidation, dissolution, or winding up of the Company unless the holders of a majority of the redeemable convertible preferred stock then outstanding voting as a single class and on an as-converted basis and the holders of a majority of the outstanding shares of Series B redeemable convertible preferred stock, elect otherwise.
The preferred stock agreements contain a provision that, in the event of a Liquidation Event of the Company, would give the holders of the redeemable convertible preferred stock the right to receive a cash distribution equal to the liquidation preference on the redeemable convertible preferred stock. Due to these redemption characteristics, the redeemable convertible preferred stock has been presented within the mezzanine section on the condensed balance sheets.
Voting Rights
Holders of Series Seed redeemable convertible preferred stock, Series A redeemable convertible preferred stock and Series B redeemable convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which their stock could be converted and have voting rights equal to holders of common stock.
6.Common Stock
The Company’s certificate of incorporation, as amended, authorizes the Company to issue 19,189,462 shares of common stock with a par value of $0.0001 per share as of December 31, 2019. In April 2020, the Company amended its certificate of incorporation to increase the number of authorized common stock shares to 26,710,255. In May 2020, the Company further amended its certificate of incorporation to increase the number of authorized common stock shares to 27,196,999 shares. There were 9,114,904 shares issued and outstanding as of March 31, 2021.
The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders are not able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any shares of redeemable convertible preferred stock currently outstanding or issued in the future, holders of common stock are entitled to receive ratably such dividends as may be declared by the Company’s board of directors out of funds legally available therefor. In the event of the Company’s liquidation, dissolution, or winding up, holders of the Company’s common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding redeemable convertible preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.
Common Stock Warrants
In connection with a term loan that the Company entered into during fiscal year 2017, 17,500 common stock warrants were issued to the lender, and recorded at fair value within additional paid-in capital in stockholders’

Nautilus Biotechnology, Inc. Notes to Condensed Financial Statements—(Continued) (Unaudited)
deficit. Fair value was determined using the Black-Scholes Option Pricing Model. There were no common stock warrants issued during the three months ended March 31, 2021 and 2020.
Common stock warrants as of March 31, 2021 and December 31, 2020 were as follows:

	March 31, 2021 and December 31, 2020
	Outstanding Warrants
	Number of Warrants	Exercise Price	Expiration Date
Common stock	17,500	$0.42	9/7/2027
Total outstanding common stock warrants	17,500
Common Stock Reserved for Future Issuance
Shares of common stock reserved for future issuance on an as-if converted basis, were as follows:

	March 31, 2021	December 31, 2020
Convertible preferred stock	14,381,190	14,381,190
Stock options issued and outstanding	1,982,839	1,418,267
Common stock warrants outstanding	17,500	17,500
Shares available for grant under 2017 Equity Incentive Plan	83,065	647,637
Total shares of common stock reserved	16,464,594	16,464,594
7.Income Taxes
The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. For the three months ended March 31, 2021 and 2020, no income tax expense or benefit was recognized, primarily due to a full valuation allowance recorded against its deferred tax asset.
The Company assesses all material positions taken in any income tax return, including all significant uncertain positions, in all tax years that are still subject to assessment or challenge by the relevant taxing authorities. Assessing an uncertain tax position begins with the initial determination of the position’s sustainability and is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. At each balance sheet date, unresolved uncertain tax positions must be reassessed, and the Company determines whether (i) the factors underlying the sustainability assertion have changed and (ii) the amount of the recognized benefit is still appropriate. The recognition and measurement of tax benefits requires significant judgment. Judgments concerning the recognition and measurement of a tax benefit might change as new information becomes available.
8.Stock Option Plan and Stock-based Compensation
In 2017, the Board of Directors adopted the 2017 Equity Incentive Plan (the “Plan”). Under the Plan, up to 1,000,000 shares of the Company’s common stock, in the form of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock and restricted stock units may be issued to employees, directors and consultants. In April 2020, shares of Company’s common stock authorized for issuance under the Plan increased to 2,180,808. The Board of Directors has the authority to determine to whom options will be granted, the number of shares, the term, and the exercise price, which cannot be less than the fair market value at the date of grant for incentive stock options. Options generally vest with respect to 25% of the shares one year after the options’ commencement date and the remainder ratably on a monthly basis over the following three years. Options granted under the Plan have a maximum term of 10 years. Vested options can be exercised at any time. As of March 31, 2021, 83,065 options were available for grant under the 2017 Equity Incentive Plan.

Nautilus Biotechnology, Inc. Notes to Condensed Financial Statements—(Continued) (Unaudited)
The 2017 Plan allows for the early exercise of stock options for certain individuals as determined by the Company’s board of directors. Stock options that are early exercised are subject to a repurchase option that allows the Company to repurchase any unvested shares. Early exercises of stock options are not deemed to be outstanding shares for accounting purposes until those shares vest according to their respective vesting schedules.
In determining the compensation cost of the option awards, the fair value for each option award has been estimated using the Black Scholes model. The significant assumptions used in these calculations are summarized as follows:

	Three Months Ended March 31,
	2021	2020
Expected term (in years)	5.5 - 6.6	6.0 - 6.1
Expected volatility	92.0% - 94.2%	96.4% - 96.5%
Expected dividend rate	0.0%	0.0%
Risk free interest rate	0.53% - 0.73%	1.4%
Stock price	$27.42 - $36.28	$1.66
Expected term: The expected term of stock options represents the weighted-average period the stock options are expected to remain outstanding. The Company does not have sufficient historical exercise and post-vesting termination activity to provide accurate data for estimating the expected term of options and has opted to use the “simplified method,” whereby the expected term equals the arithmetic average of the vesting term and the original contractual term of the option.
Expected volatility: As the Company is not publicly traded, the expected volatility for the Company’s stock options was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to the Company’s business corresponding to the expected term of the awards.
Expected dividend yield: The expected dividend rate is zero as the Company currently has no history or expectation of declaring dividends on its common stock.
Risk-free interest rate: The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the awards.
Fair value of common stock: The fair value of the shares of common stock underlying the stock options has historically been determined by the Company’s Board of Directors. Because there has been no public market for the common stock, the Board of Directors has determined the fair value of the common stock at the time of grant of the option by contemporaneous valuations performed by an unrelated third-party valuation firm as well as a number of objective and subjective factors including valuation of comparable companies, sales of convertible preferred stock to unrelated third parties, operating and financial performance, the implied equity value of the Company as contemplated by the Business Combination, the lack of liquidity of capital stock and general and industry specific economic outlook, among other factors. The fair value of common stock was determined in accordance with applicable elements of the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.
For awards granted in late January 2021, these were granted at the grant date fair value on the date of grant. The Company’s board of directors made a determination of the fair market value of our common stock which contemplated the implied equity value of the Company per the Business Combination agreement that was executed on February 7, 2021. For the period following execution of the Business Combination agreement through March 31, 2021, no additional equity awards were granted.

Nautilus Biotechnology, Inc. Notes to Condensed Financial Statements—(Continued) (Unaudited)
The following table summarizes option award activity during the three months ended March 31, 2021:

	Number of Stock Option Awards	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2020	1,418,267	$3.05
Granted	578,572	$35.62
Exercised	—	$—
Forfeited	(14,000)	$4.12
Outstanding as of March 31, 2021	1,982,839	$12.55	9.2	$69,289,358
Options vested and expected to vest as of March 31, 2021	1,982,839	$12.55
Vested and exercisable at March 31, 2021	299,720	$1.44	7.7	$13,803,431
As of March 31, 2021, there was $22.5 million of total unrecognized compensation expense expected to be recognized over a weighted average-period of 3.63 years. Aggregate intrinsic value represents the difference between the fair market value of the common stock and the exercise price of outstanding, in-the-money options.
Restricted Stock
In January 2017, the Company granted 9.0 million shares of restricted common stock to founders for future services that vest over four years from the date of grant.
Activity with respect to restricted stock during the three months ended March 31, 2021 was as follows:

	Number of Shares Underlying Outstanding Restricted Stock	Weighted- Average Grant Date Fair Value
Unvested, December 31, 2020	157,031	$0.0001
Vested	(157,031)	$0.0001
Unvested, March 31, 2021	—
Stock-based Compensation Expense
The following sets forth the total stock-based compensation expense for the Company’s stock options included in the Company’s condensed statement of operations:

	Three Months Ended March 31,
(in thousands)	2021	2020
Research and development	$497	$5
General and administrative	839	14
Total stock-based compensation expense	$1,336	$19
9.Commitments and Contingencies
Purchase Commitments
Open purchase commitments are for the purchase of goods and services related to, but not limited to, research and development, facilities, and professional services under non-cancellable contracts. They were not recorded as liabilities on the condensed balance sheet as of March 31, 2021 as the Company had not yet received the related goods or services. As of March 31, 2021, the Company had open purchase commitments for goods and services of $1.3 million, which are expected to be received through the next 12 months.

Nautilus Biotechnology, Inc. Notes to Condensed Financial Statements—(Continued) (Unaudited)
Legal Proceedings
From time to time, the Company may become involved in litigation relating to claims arising from the ordinary course of business. Management believes that there are currently no claims or actions pending against the Company where the ultimate disposition could have a material adverse effect on the Company’s results of operations, financial condition or cash flows.
Leases
The Company is obligated under certain non-cancelable operating leases for office space and laboratory space. This space includes operating leases in Seattle, Washington, Menlo Park, California and San Carlos, California. The operating lease in Seattle, Washington will expire in April 2021 and will be renewed month to month while the Company negotiates on a new lease. The operating lease in San Carlos, California will expire in September 2023. The operating lease in Menlo Park, California expired in February 2020.
In December 2020, the Company entered into a new lease in San Carlos, California for ten years commencing in September 2021 and expiring in September 2031 with total minimum lease payments of $42.1 million. In December 2020, the Company also entered into a temporary office space lease agreement in San Carlos, California commencing in February 2021 and expiring in October 2021 with total minimum lease payments of $1.2 million. The temporary office space lease agreement was recognized as a short-term lease due to the election of the short-term lease measurement and recognition exemption.
The components of lease costs, which were included in operating expenses in condensed statements of operations, were as follows:

	Three Months Ended March 31,
(in thousands)	2021	2020
Fixed operating lease costs	$501	$594
Variable operating lease costs	10	56
Short-term lease costs	179	—
Sublease income	—	(77)
Total lease costs	$690	$573
For the three months ended March 31, 2021 and 2020, cash paid for amounts included in the measurement of lease liabilities included in cash flows used in operating activities was $0.3 million and $0.6 million, respectively.
As of March 31, 2021, the weighted-average remaining lease term and weighted-average discount rate for operating leases is 2.5 years and 8.0% respectively.
The following table summarizes the Company's future principal contractual obligations for operating lease commitments as of March 31, 2021:

(in thousands)	Lease Obligations
Year Ended December 31,
2021	$2,413
2022	1,988
2023	1,525
Total future minimum lease payments	5,926
Less: Imputed interest	(440)
Total operating lease liabilities	$5,486

Nautilus Biotechnology, Inc. Notes to Condensed Financial Statements—(Continued) (Unaudited)
Total future principal contractual obligations for operating lease commitments exceeded the undiscounted lease liability by $1.0 million as of March 31, 2021 because the lease liability in the condensed balance sheet excluded short-term lease payments.
Guarantees and Indemnifications
In the ordinary course of business, the Company enters into agreements that may include indemnification provisions. Pursuant to such agreements, the Company may indemnify, hold harmless and defend an indemnified party for losses suffered or incurred by the indemnified party. Some of the provisions will limit losses to those arising from third-party actions. In some cases, the indemnifications will continue after the termination of the agreement. The maximum potential amount of future payments the Company could be required to make under these provisions is not determinable. The Company has never incurred material costs to defend lawsuits or settle claims related to these indemnification provisions.
The Company has also agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by them in any action or proceeding to which any of them are, or are threatened to be, made a party by reason of their service as a director or officer. The Company maintains director and officer insurance coverage that would generally enable it to recover a portion of any future amounts paid. The Company may be subject to indemnification obligation by law with respect to the actions of its employees under certain circumstances and in certain jurisdictions.
Letter of Credit
In conjunction with the San Carlos lease agreement, the Company issued a cash-collateralized letter of credit in lieu of security deposit of $0.6 million. The cash amount is recorded as restricted cash under Other long-term assets on the Company’s condensed balance sheet.
10.Basic and Diluted Net Loss per Share
The following tables set forth the computation of the Company’s basic and diluted net loss per share attributable to common stockholders for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
(in thousands, except share and per share amounts)	2021	2020
Numerator:
Net loss attributable to common stockholders	$(8,409)	$(2,934)
Denominator:
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	9,095,711	7,292,773
Net loss per share attributable to common stockholders, basic and diluted:	$(0.92)	$(0.40)
The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have had an antidilutive effect were as follows:

	Three Months Ended March 31,
	2021	2020
Convertible preferred stock (on an as-converted basis)	14,381,190	8,271,958
Options to purchase common stock	1,982,839	598,181
Common stock warrants	17,500	17,500
Unvested restricted common stock	—	1,570,313
Total potentially dilutive common share equivalents	16,381,529	10,457,952

Nautilus Biotechnology, Inc. Notes to Condensed Financial Statements—(Continued) (Unaudited)
11.Subsequent Events
The Company has evaluated subsequent events through June 9, 2021, the date on which the condensed financial statements were available to be issued.
On June 9, 2021, the Company consummated the Business Combination with ARYA. ARYA was renamed to Nautilus Biotechnology, Inc. and the Company became a wholly owned subsidiary of New Nautilus. In addition, concurrently with the Closing Date and pursuant to the subscription agreement, PIPE Investors purchased an aggregate of 20,000,000 shares of New Nautilus Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $200 million and the Company received gross proceeds of approximately $145 million from ARYA, offset by approximately $20 million of transaction costs and underwriters’ fees relating to the closing of the Business Combination.